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                                                                    Exhibit 10.1

                                                                   PROPERTY NAME
                                                                PROPERTY NUMBER

                               SECOND AMENDMENT
                                      TO
                                LEASE AGREEMENT

     This Second Amendment to Lease Agreement (the "Amendment") is entered into as of August 15, 1999, by and between LANDLORD NAME AND ENTITY ("Landlord"), and TENANT, a Delaware limited liability company ("Tenant").

                              W I T N E S S E T H:

     WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement dated as of December 31, 1998 (the "Original Lease"), pursuant to which Landlord has leased to Tenant the Leased Property (as defined in the Original Lease), which was amended by a First Addendum to Lease Agreement entered into effective as of 11:59 p.m. on December 31, 1998 (the "First Addendum"), and by a First Amendment to Lease Agreement dated as of January 1, 1999 (the "First Amendment"); and

     WHEREAS, the Original Lease, as amended by the First Addendum and First Amendment, is herein collectively referred to as the "Lease"; and

     WHEREAS, Landlord and Tenant desire to amend the Lease in the respects more particularly set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed such terms in the Lease.

     2. Article I of the Lease is hereby amended by inserting the following additional definitions:
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          "Renewal Notice" shall have the meaning given such term in Section
          2.4.

          "Renewal Option" shall have the meaning given such term in Section
          2.4.

          "Renewal Term" shall have the meaning given such term in Section 2.4.

      3. Section 2.4 of the Lease is hereby deleted in its entirety and replaced by the following:

          2.4  Term.

               2.4.1 Term. The term of this Lease (the "Term") shall commence on
                     ----
          the Commencement Date and shall expire at 11:59 p.m. on the last day of the ORIGINAL LEASE TERM Lease Year, unless sooner terminated pursuant to the terms of this Lease; provided that, subject to the terms of Article 13, the Term shall also include any period of holding over by Tenant and any Renewal Term.

               2.4.2 Renewal Option. Landlord hereby grants to Tenant the right,
                     ---------------
          exercisable at Tenant's option, subject to Section 20.5(c) (a "Tenant Renewal Option"), to renew the term of this Lease for RENEWAL OPTION additional terms of seven (7) years each (each a "Renewal Term") at the Fair Market Rental as of the commencement of each such Renewal Term. If exercised, and if the conditions applicable thereto have been satisfied, the first Renewal Term shall commence immediately upon the expiration of the initial term hereof, and each succeeding Renewal Term shall commence immediately upon the expiration of the preceding term. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

                (a) Tenant shall exercise its right with respect to each Renewal Term by giving Landlord Notice thereof during the month of April of the year immediately preceding the scheduled commencement of such Renewal Term (the "Renewal Notice").

                (b) If the Renewal Notice is not timely given with respect to any Renewal Term, then Tenant's rights of renewal pursuant to this
          Section 2.4.2 shall lapse and be of no further force or effect with respect to all remaining Renewal Terms .

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                (c) Landlord shall be entitled to terminate all unexercised
          Tenant Renewal Options by providing Notice to Tenant thereof at any time during the calendar month of March of the year immediately preceding a year in which a Renewal Term is scheduled to commence.

                (d) Landlord and Tenant shall use commercially reasonable efforts to negotiate and jointly determine the Fair Market Rental to be effective during any Renewal Term by no later than March 31st of the year immediately preceding such Renewal Term. In the event Landlord and Tenant are unable to agree on the Fair Market Rental for a Renewal Term prior to Tenant's exercise of its Tenant Renewal Option, the Fair Market Rental shall be determined in accordance with the appraisal procedures set forth in Article 19 by no later than August 1st of the year immediately preceding the applicable Renewal Term.

                (e) The components of Fair Market Rental, including Minimum Rent and Revenue Percentages and Breakpoints, determined as set forth in subparagraph (d), shall be set forth in revised Schedules 3.1.1 and 3.1.2, which Schedules shall, upon commencement of the applicable Renewal Term, be attached to the Lease and shall supersede such Schedules as were effective prior thereto.

      4. A new Section 20.5 is hereby added to the Lease as follows:

          20.5.  Consent of Lender.

                (a) Landlord shall, upon the request of Tenant at any time during the year immediately preceding the year in which a Renewal Term is to commence, exercise commercially reasonable efforts to obtain the consent of any and all Facility Mortgagees, ground lessors, partners or other third parties ("Consent Party") to the exercise of Tenant Renewal Options, and to the change in the Rent for any Renewal Period, if any, provided hereunder, to the extent such consent is reasonably determined by Landlord to be required pursuant to the terms of any Facility Mortgage, ground lease, partnership or joint venture agreement or any other third party agreement ("Third Party Agreement").

                (b) Landlord shall exercise commercially reasonable efforts to cause any and all Third Party Agreements hereafter entered into, as

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          well as all other documents or agreements hereafter entered into in connection with any such Third Party Agreements to permit the exercise of Tenant Renewal Options without any Consent Party's consent.

                (c) In the event that Landlord reasonably concludes and notifies Tenant prior to the scheduled commencement of a Renewal Term that, despite Landlord's commercially reasonable efforts to obtain the consent of any Consent Party pursuant to this Section 20.5, the exercise by Tenant of a Tenant Renewal Option or the change in the Rent for any Renewal Period will cause Landlord to be in default under the terms of the applicable Third Party Agreement, Tenant agrees that it shall not elect to exercise a Tenant Renewal Option (and any prior exercises shall be null and void).

      5. Article 24 of the Lease is hereby deleted in its entirety and replaced by the following:

                                   ARTICLE 24
                               TERMINATION RIGHTS

          24.1 Landlord's Right to Purchase or Cause an Affiliate to Purchase Tenant's Leasehold Interest upon Sale or Tax Law Change.

                (a) In the event (i) Landlord enters into a bona fide contract to sell the Leased Property to a non-Affiliate, or (ii) of a Tax Law Change, then, in either such event, Landlord may purchase or cause an Affiliate to purchase Tenant's interest in this Lease by giving not less than sixty (60) days prior Notice to Tenant of Landlord's election to purchase or to cause an Affiliate to purchase Tenant's interest in this Lease concurrently with or immediately prior to the closing under such contract or upon a date specified by Landlord which is on or after the effective date of the Tax Law Change. Landlord or its Affiliate shall be entitled to purchase Tenant's interest in this Lease by reason of a Tax Law Change only if Tenant's leasehold interest in all other Pool Leases and Other Leases are concurrently purchased, other than any other Pool Lease or Other Lease that relates to a property that Host REIT, Host O.P. or any wholly owned Subsidiary thereof cannot own, following such Tax Law Change, without incurring potential adverse effects for Host REIT, Host O.P. or such Subsidiary, unless such property is subject to a lease. (The term "Tax Law Change"

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          shall mean any change in the Code (including, without limitation, a change in the Treasury regulations promulgated thereunder), or in the judicial or administrative interpretations of the Code, which in Landlord's determination will permit Landlord, Host REIT, Host O.P. or another entity in which Host REIT or Host O.P. owns substantially all of the economic interests to operate the Facility as a hotel without adversely affecting Host REIT's qualification for taxation as a real estate investment trust under applicable Code provisions). Landlord, in the event it enters into a bona fide contract to sell the Leased Property to a non-Affiliate, and subject to the restrictions set forth in Section 20.4, shall alternatively be permitted to transfer the Leased Property subject to the Lease, provided, however, that the parties shall make such reasonable modifications, if any, hereto as shall be necessary or appropriate in connection with such transfer, including, without limitation, termination or modification of the Related Agreements and/or the Asset Management Agreement as they relate to this Lease, but no amendment hereto shall (i) increase Tenant's rental obligations or other financial obligations hereunder,
          (ii) have a material adverse effect upon Tenant's rights hereunder,
          (iii) materially increase Tenant's non-economic obligations hereunder, or (iv) decrease Landlord's obligations hereunder; and provided further that in such event Landlord shall not, without the consent of Tenant, transfer the Leased Property or any interest therein to any Person which (A) does not have sufficient financial resources and liquidity to fulfill "Owner's" obligations under the Management Agreement and Landlord's obligations under this Lease, or (B) who has been, or is in control of, controlled by or under common control with Persons who have been, convicted of felonies involving moral turpitude in any state or federal court.

                (b) The purchase price for Landlord's (or Landlord's Affiliate's) purchase of Tenant's leasehold estate under this Article 24 shall be payable at closing in cash (or in the event Landlord elects to purchase or to cause an Affiliate to purchase Tenant's leasehold estate because of a Tax Law Change, at Landlord's option, may also be payable in the form of stock in Host REIT) and shall be an amount equal to the Fair Market Value of Tenant's leasehold estate hereunder (excluding any Renewal Term, whether exercised or unexercised) as of such closing. Alternatively, in lieu of payment of the purchase price at such closing, at Landlord's election, Landlord

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          shall have the right, exercisable not more than one (1) year prior to the anticipated closing date and in any event not later than sixty
          (60) days prior to the closing of such sale, to offer to lease to Tenant, pursuant to one or more leases, one or more substitute hotel facilities (a "Comparable Lease") that (A) are comparable, in Tenant's commercially reasonable judgment, to the average quality of the properties leased pursuant to the other Pool Leases and the Other Leases, taking into consideration the age, physical condition, location and other relevant factors, and (B) would create for Tenant leasehold estates having an aggregate Fair Market Value as to that portion of its term equal to the remaining Term (excluding any Renewal Term, whether exercised or unexercised) hereunder of no less than the Fair Market Value of the remaining Term hereunder (excluding any Renewal Term, whether exercised or unexercised), both such values to be determined as of the closing of the sale of the Leased Property. It is the intent of the parties that the Comparable Lease shall result in substantially the same ratio between Tenant's Operating Profit and Rent as then exists under this Lease for the Fiscal Year immediately preceding the sale. For the purposes of determining the Fair Market Value for purposes of this Section 24.1 or pursuant to any other Section of this Lease providing for such compensation of Tenant upon a Lease termination or purchase of Tenant's leasehold estate, a discount rate of twelve percent (12%) per annum will be used, and the annual income for the remainder of the Term (excluding any Renewal Term, whether exercised or unexercised) will be assumed to be equal to the average Tenant Operating Profit generated during the three (3) Fiscal Years immediately preceding the termination date or date of the transfer of Tenant's leasehold estate, as applicable, or if three (3) Fiscal Years have not elapsed since the Commencement Date, the average during the preceding Fiscal Years that have elapsed (with the annual income for each of such Fiscal Years escalated from the end of each such Fiscal Year to the date of determination at the rate of inflation before such average is determined), provided that this amount shall be determined on a pro forma basis if the Leased Property has not operated as a hotel for at least the preceding twelve (12) months. In the event Landlord and Tenant are unable to agree upon the Fair Market Value of the original leasehold estate (excluding any Renewal Term, whether exercised or unexercised) or the proposed Comparable Lease

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          leasehold estate, it shall be determined by arbitration pursuant to the procedure set forth in Article 15. The parties agree that, if Landlord elects to offer to enter into a Comparable Lease, to the extent that the Fair Market Value of the Comparable Lease is less than the Fair Market Value of the original leasehold estate, calculated as set forth above, then Landlord shall compensate Tenant in cash for the deficiency prior to the effective date of the transfer of Tenant's leasehold estate.

                (c) Notwithstanding the provisions of Section 24.1(b), Landlord shall be entitled to terminate this Lease in connection with a sale or other transfer of the Leased Property to an unrelated Person or a Person in which Host O.P. owns, directly or indirectly, less than two-thirds of the equity interests, without payment of any termination fee, by giving not less than sixty (60) days prior written Notice to Tenant, provided that the landlords under the Other Leases and the other Pool Leases (excluding this Lease and the leases applicable to properties commonly known as Minneapolis, MN (Airport/Bloomington), Denver, CO (Southeast), and Saddle Brook, NJ) relating to an aggregate of fewer than twelve (12) hotels have elected to terminate such Other Leases or other Pool Leases (excluding this Lease and the leases applicable to properties commonly known as Minneapolis, MN (Airport/Bloomington) Denver, CO (Southeast) and Saddle Brook, NJ) without payment of a termination fee.

                (d) Host O.P. agrees to guarantee Landlord's obligation to pay to Tenant the compensation for (i) termination by a Superior Mortgagee or Superior Landlord under Section 20.2, (ii) termination of this Lease following a Casualty pursuant to Section 10.2.3, or (iii) termination of this Lease by Tenant by reason of Landlord's election not to make an Award available to Tenant for restoration following a Condemnation pursuant to Section 11.2; provided that at the time of any such termination Landlord is a wholly owned direct or indirect subsidiary of Host O.P., and if Landlord is then partially owned, directly or indirectly, by Host O.P., Host O.P. shall guaranty that portion of such compensation that represents the same percentage of the total compensation payable as Host O.P.'s direct or indirect percentage ownership interest in Landlord. Landlord agrees to be exclusively responsible for (and shall reimburse Tenant for any payment Tenant otherwise might be required to make) the Manager's

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          termination fee (if any) payable to Manager because of the termination of the Management Agreement in connection with the sale of the Leased Property.

          24.2    Tenant's Right to Terminate Lease upon Certain Events.

                  Notwithstanding any provision of this Lease to the contrary, Tenant shall be entitled to terminate this Lease by giving not less than 180 days' prior Notice to Landlord, without penalty, provided that the Other Tenants have theretofore elected to terminate Other Leases and other Pool Leases (excluding this Lease and the leases applicable to the properties commonly known as Albuquerque, NM, Greensboro, NC (High Point/Airport), Houston, TX (Medical Center), Miami, FL (Biscayne Bay Hotel and Marina), Scottsdale, AZ (Mountain Shadows), and Seattle, WA (SEA-TAC Airport) terminated pursuant to
          Section 24.2(b) of such leases) relating to an aggregate of fewer than twelve (12) hotels without penalty pursuant to a similar provision contained in such Other Leases or other Pool Leases (excluding this Lease and the leases applicable to the properties commonly known as Albuquerque, NM, Greensboro, NC (High Point/Airport), Houston, TX (Medical Center), Miami, FL (Biscayne Bay Hotel and Marina), Scottsdale, AZ (Mountain Shadows), and Seattle, WA (SEA-TAC Airport)).

          24.3    Termination of Lease Following Notice of Termination of
                  Guarantee.

                  At any time after a notice of termination has been given pursuant to Section 10(a) of the Guarantee and the six-month period specified in Section 10(a)(iii) of the Guarantee has commenced, Landlord shall be entitled to terminate this Lease by giving Notice thereof to Tenant, and upon expiration of the time, if any, fixed in such Notice, this Lease shall terminate and except as otherwise expressly provided herein the rights and obligations of the parties under this Lease shall cease, subject to compliance with the provisions of this Section 24.3. Landlord shall not be required to pay any termination fee under this Article 24 if such termination pursuant to this Section 24.3 occurs no later than twelve (12) months after the date on which the six-month period specified in Section 10(a)(iii) of the Guarantee commenced; provided, however, that if the termination occurs after such 12-month period, then Landlord shall be required to pay Tenant a termination fee calculated as if it were the purchase price for Tenant's leasehold interest in accordance with
          Section 24.1(b). Notwithstanding the foregoing, in the event any other

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          Pool Lease under which there does not then exist a default by the
          Other Tenant thereunder beyond the applicable notice and cure period, is terminated pursuant to a provision similar to the foregoing, Landlord's right to terminate this Lease under this Section 24.3 without payment of a termination fee shall be conditioned upon termination of this Lease and all other Pool Leases no later than four
          (4) months after the earliest date on which termination of this Lease or any other Pool Lease pursuant to this Section 24.3 becomes effective. The provisions of this 24.3 shall be in addition to, and not in lieu of, the right of Landlord to terminate this Lease by reason of the occurrence of an Event of Default hereunder pursuant to the provisions of Article 12, without regard to the time limits or other provisions of this Section 24.3.

          24.4    Effect of Termination.

                  Effective upon the date of closing of the sale of Tenant's interest in this Lease or upon the termination date as set forth in any Notice provided by the terminating party pursuant to this Article 24, Tenant's rights and obligations under this Lease shall terminate and be of no further force and effect (and, if this Lease is terminated, Landlord's rights and obligations hereunder shall likewise terminate) except as to any obligations of the parties existing as of such date that survive termination of this Lease or transfer of Tenant's leasehold interest under this Lease, and all Rent, including Percentage Rent and Additional Charges, shall be adjusted as of the closing or termination date.

               Wherever occurring in this Lease, the phrase "expiration or earlier termination of this Lease," or the phrase "expiration or earlier termination of the Term," or any similar language of comparable effect, is hereby deemed to include the termination, effective upon the date of closing, of Tenant's interest in the leasehold estate evidenced by this Lease by virtue of a transfer of Tenant's leasehold interest under this Lease to Landlord or Landlord's affiliate under this Article 24.

     6. To the extent that the execution and delivery of this Amendment violate the terms of any Third Party Agreement (as defined herein) in existence on the date hereof, neither Tenant nor Landlord shall be deemed to have any rights or obligations created hereby unless and until the consent of the applicable Consent Party is obtained, for so long as such Third Party Agreement remains in effect.

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      7. Except as amended hereby, the Lease remains unmodified and in full force and effect in accordance with its terms.

      8. This Amendment may be executed in counterpart copies, each complete set of which shall constitute an original instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                                  LANDLORD:

                                  LANDLORD NAME AND ENTITY

                                  By:        BY

                                             By:
                                                    ----------------------------
                                             Name:  Donald D. Olinger
                                             Title: Vice-President

                                  TENANT:

                                  TENANT,
                                  a Delaware limited liability company

                                  By:
                                         ---------------------------
                                  Name:  John J. McMahon, Jr.
                                  Title: Vice-President

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